Exhibit 99.1

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Jim Saladin, Media Relations, (913) 661-1833

FERRELLGAS PARTNERS’ FOURTH-QUARTER ADJUSTED EBITDA UP 23%;

FULL-YEAR ADJUSTED EBITDA OF $266.5 MILLION EXCEEDS

PRIOR-YEAR RECORD $251.1 MILLION BY 6%

OVERLAND PARK, KAN., September 28, 2010/PR Newswire-First Call — Ferrellgas Partners, L.P. (NYSE:FGP), one of the largest distributors of propane, today reported that Adjusted EBITDA for the fiscal fourth quarter ended July 31 increased 23% to $15.0 million from $12.2 million in the year-earlier quarter.

For the full year, the partnership reported record Adjusted EBITDA of $266.5 million, reflecting a 6% increase over the previous high of $251.1 million in fiscal 2009.

President and Chief Executive Officer Steve Wambold commented, “We are extremely pleased with the fourth-quarter results, reflecting double-digit improvement in Adjusted EBITDA from a balance of improved margins and reduced operating expenses.”

Wambold continued, “The gain in Adjusted EBITDA for the full year was driven by a 5.5% increase in propane gallon sales to 922.5 million from 874.8 million the year before. Retail and wholesale volumes were up 4% and 9%, respectively.”  He also pointed out, “Another highlight of the year was an 8% improvement in distributable cash flow achieving a record $159.3 million, or coverage of 1.13x, the partnership’s highest DCF coverage since fiscal 2003.”

Operating results for the year also improved with revenues of $2.1 billion versus $2.07 billion in fiscal 2009.  Gross profit increased to $732.9 million from $709.3 million, and operating income rose to $158.4 million from $146.5 million in fiscal 2009.  Common unitholders’ interest in net income, which included debt prepayment premiums of $20.7 million in fiscal 2010, was $32.4 million, or $0.47 per common unit, compared with $52.0 million, or $0.79 per common unit, the year before.  Excluding the debt prepayment premiums, earnings per common unit in fiscal 2010 were $0.76.

Propane gallon sales for the quarter declined slightly to 141.7 million from 149.5 million the year before during the seasonally slow quarter.  Revenues totaled $353.8 million compared with $312.7 million.  Gross profit was practically flat to the prior year’s record performance, but

-more-

the seasonal operating loss declined to $14.5 million from $15.4 million.  Common unitholders’ interest in net loss for the quarter increased to $40.1 million, or $0.58 per common unit, from $34.7 million, or $0.51 per common unit, primarily reflecting higher interest expense.

During the quarter, operating expense declined to $101.0 million from $103.8 million, while equipment lease expense continued to decrease, to $3.3 million from $4.0 million.  The increase in general and administrative expense to $14.8 million from $12.0 million reflects performance-based incentives and the non-cash impact of stock option issuances from the parent company of the partnership’s general partner.

Looking toward fiscal 2011, Wambold observed, “The year is off to a good start with our Blue Rhino branded propane sales carrying positive fourth quarter momentum into August and September.”

Wambold emphasized, “Our fundamentals are strong, and we remain optimistic about our strategic direction as we continue to focus on profitable growth, both organically and through acquisitions.”  Wambold concluded, “At the same time, our management team remains focused on improved efficiencies by keeping a tight rein on expenses.”

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia and Puerto Rico.  Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan.  More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements.  A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations.  These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2010, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

On September 28, 2010 Ferrellgas Partners, L.P. filed its annual report for the fiscal year ended July 31, 2010 on Form 10-K with the SEC. This annual report is available to security holders and other interested parties at no charge on our website at www.ferrellgas.com and is also available in print to any security holder or other interested parties who requests it from our investor relations department free of charge.

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	July 31, 2010	July 31, 2009

ASSETS

Current Assets:
Cash and cash equivalents	$11,401	$7,066
Accounts and notes receivable, net	89,234	106,910
Inventories	166,911	129,808
Prepaid expenses and other current assets	13,842	15,031
Total Current Assets	281,388	258,815

Property, plant and equipment, net	652,768	666,535
Goodwill	248,939	248,939
Intangible assets, net	221,057	212,037
Other assets, net	38,199	18,651
Total Assets	$1,442,351	$1,404,977

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$48,658	$49,337
Short term borrowings	67,203	66,159
Other current liabilities (a)	108,054	108,763
Total Current Liabilities	223,915	224,259

Long-term debt (a)	1,111,088	1,010,073
Other liabilities	21,446	19,300
Contingencies and commitments	—	—

Partners’ Capital:
Common unitholders (69,521,818 and 68,236,755 units outstanding at 2010 and 2009, respectively)	141,281	206,255
General partner unitholder (702,241 and 689,260 units outstanding at 2010 and 2009, respectively)	(58,644)	(57,988)
Accumulated other comprehensive loss	(415)	(1,194)
Total Ferrellgas Partners, L.P. Partners’ Capital	82,222	147,073
Noncontrolling Interest	3,680	4,272
Total Partners’ Capital	85,902	151,345
Total Liabilities and Partners’ Capital	$1,442,351	$1,404,977

(a)

The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $280 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED JULY 31, 2010 AND 2009

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	July 31		July 31
	2010	2009	2010	2009
Revenues:
Propane and other gas liquids sales	$312,280	$283,379	$1,900,318	$1,829,653
Other	41,568	29,311	198,742	239,869
Total revenues	353,848	312,690	2,099,060	2,069,522

Cost of product sold:
Propane and other gas liquids sales	197,318	165,215	1,257,534	1,207,368
Other	26,118	16,700	108,638	152,853

Gross profit	130,412	130,775	732,888	709,301

Operating expense	101,014	103,815	409,014	400,735
Depreciation and amortization expense	20,469	20,324	82,491	82,494
General and administrative expense	14,755	12,015	51,772	41,382
Equipment lease expense	3,281	3,988	13,441	18,406
Employee stock ownership plan compensation charge	2,361	1,890	9,322	6,755
Loss on disposal of assets and other	3,005	4,118	8,485	13,042

Operating income (loss)	(14,473)	(15,375)	158,363	146,487

Interest expense	(26,440)	(20,429)	(101,284)	(89,519)
Debt prepayment premiums	—	—	(20,716)	—
Other income (expense), net	(23)	30	(1,108)	(1,321)

Earnings (loss) before income taxes	(40,936)	(35,774)	35,255	55,647

Income tax expense (benefit)	(90)	(421)	1,916	2,292

Net earnings (loss)	(40,846)	(35,353)	33,339	53,355

Net earnings (loss) attributable to noncontrolling interest (a)	(346)	(296)	630	783

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	(40,500)	(35,057)	32,709	52,572

Less: General partner’s interest in net earnings (loss)	(405)	(350)	327	526

Common unitholders’ interest in net earnings (loss)	$(40,095)	$(34,707)	$32,382	$52,046

Earnings (loss) Per Unit
Basic and diluted net earnings (loss) per common unitholders’ interest	$(0.58)	$(0.51)	$0.47	$0.79

Weighted average common units outstanding	69,521.8	68,183.2	69,241.7	65,540.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	July 31		July 31
	2010	2009	2010	2009

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$(40,500)	$(35,057)	$32,709	$52,572
Income tax expense (benefit)	(90)	(421)	1,916	2,292
Interest expense	26,440	20,429	101,284	89,519
Debt prepayment premiums	—	—	20,716	—
Depreciation and amortization expense	20,469	20,324	82,491	82,494
EBITDA	6,319	5,275	239,116	226,877
Employee stock ownership plan compensation charge	2,361	1,890	9,322	6,755
Unit and stock-based compensation charge (b)	3,643	1,203	7,831	2,312
Loss on disposal of assets and other	3,005	4,118	8,485	13,042
Other income (expense), net	23	(30)	1,108	1,321
Net earnings (loss) attributable to noncontrolling interest	(346)	(296)	630	783
Adjusted EBITDA (c)	15,005	12,160	266,492	251,090
Net cash interest expense (d)	(21,813)	(20,439)	(94,914)	(88,915)
Maintenance capital expenditures (e)	(4,385)	(4,439)	(19,968)	(21,766)
Cash paid for taxes	(608)	(643)	(1,550)	(1,512)
Proceeds from asset sales	4,623	1,321	9,220	8,199
Distributable cash flow to equity investors (f)	$(7,178)	$(12,040)	$159,280	$147,096

Propane gallons sales
Retail - Sales to End Users	90,058	96,710	680,963	652,788
Wholesale - Sales to Resellers	51,689	52,745	241,561	222,038
Total propane gallons sales	141,747	149,455	922,524	874,826

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.
(b)

FASB guidance relating to stock compensation requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Share-based payment transactions resulted in a non-cash compensation charge of $1.0 million and $0.5 million to operating expense for the three months ended July 31, 2010 and 2009, respectively, and $2.2 million and $0.9 million to operating expense for the twelve months ended July 31, 2010 and 2009, respectively. A non-cash compensation charge of $2.6 million and $0.7 million was recorded to general and administrative expense for the three months ended July 31, 2010 and 2009, respectively, and $5.6 million and $1.4 million to general and administrative expense for the twelve months ended July 31, 2010 and 2009, respectively.

(c)

Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance. Adjusted EBITDA is calculated as earnings before income tax expense (benefit), interest expense, debt prepayment premiums, depreciation and amortization expense, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, other income (expense), net and net earnings attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)

Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.
(f)

Management considers distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other entities.